Exhibit 10.2

Lawrence D. Stern
Chairman and CEO
Talecris Biotherapeutics, Inc.
79 TW Alexander Drive
4101 Research Commons
Research Triangle Park, NC 27709

June 3, 2010

John F. Gaither, Jr.

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Dear John:

Your employment agreement (“Agreement”) dated as of September 05, 2006 and amended and restated as of September 5, 2008 and again as of November 6, 2008, between you and Talecris Biotherapeutics Holdings Corp. (the “Company”) expires as of September 4, 2010.

The Compensation Committee of the Board of Directors has authorized me to give you notice of renewal pursuant to Section 2 of the Agreement to extend the Agreement through September 4, 2011,on the same terms as contained in the Agreement, except as follows:

(1)          The first sentence of Section 4.1 of the Agreement shall be amended to read:

“ The Company will pay to the Executive an annual base salary of four hundred thousand dollars ($400,000) as of the September 5, 2010 Renewal Date, payable in accordance with the customary payroll practices of the Company (“Base Salary”). ”

(2)          The second sentence of Section 4.2 of the Agreement shall be amended to read:

“The Executive’s target bonus as of the September 5, 2010 Renewal Date shall be 75% of base salary (the “Target Bonus”), with the actual amount of each Bonus being determined under the Bonus Plan in effect at that time as approved by the Board.”

(3)          Section 5.3.4 shall be amended to read:

“5.3.4 in the event of termination following a Change in Control, Executive shall be entitled to: (a) protection on the actual losses he reasonably incurs on the sale of his primary residence located in the Raleigh area in an amount up to $200,000 (the calculation of such loss to include the difference between the Executive’s cost of purchase including any renovation expenses which are completed within 18 months of relocation and which are included in the taxable basis of the property and the sale proceeds net of selling expenses and mortgage interest following the termination event) and (b) a relocation allowance of $50,000 provided he is relocating his primary residence at least 100 miles from the then current residence in Raleigh and the relocation occurs within six months of the termination event.

(4)          Section 5.4 shall be amended to read:

“Termination Due to Completion of Term Without Renewal  If the contract lapses due to non-renewal by the Company, the Executive or the Executive’s legal representatives (as appropriate) shall be entitled to receive the benefits set forth in Section 5.3, but specifically excluding the benefits set forth in Section 5.3.2.

If you agree with the terms of this renewal, please sign both copies of this letter in the space provided below and return one copy to me.

Very truly yours,	AGREED:

/s/ Lawrence Stern
Lawrence Stern	/s/ John F. Gaither, Jr.
Chairman and Chief Executive Officer	John F. Gaither, Jr.

6/4/2010
Date

cc:           Kari Heerdt, SVP Human Resources

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